Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated as of July 1, 2010 (this “Agreement”), is made and entered into by and between AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”) and Mr. Steve Zhang (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Master Employment Agreement dated as of April 1, 2004, a letter agreement dated October 18, 1999, and a Change–of-Control Severance Agreement dated as of April 1, 2004 setting forth the terms and conditions of the employment services rendered by the Executive to the Company and other members of the Group (collectively, the “Existing Offshore Employment Agreements”);

WHEREAS, AsiaInfo Technologies (China) Limited, a wholly-owned Subsidiary of the Company (“AsiaInfo Beijing”), has entered into an employment agreement and a confidentiality and non-compete agreement with the Executive on December 9, 2009 setting forth the terms and conditions of the employment of the Executive by AsiaInfo Beijing and the related confidentiality and non-compete obligations (the “Existing Onshore Employment Agreements”);

WHEREAS, the Company and the Executive desire to enter into this Agreement and a separate onshore employment and confidentiality and non-compete agreement (the “New Onshore Employment Agreements”) to supersede and replace all the Existing Offshore Employment Agreements and the Existing Onshore Employment Agreements;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	TERM OF EMPLOYMENT.

Subject to the provisions of Section 7 of this Agreement, the Executive shall be employed by the Company for a period commencing on July 1, 2010 and ending the third anniversary thereof (such period, subject to any extension as provided below, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with such third anniversary and on each subsequent third anniversary (each an “Extension Date”), the Employment Term shall be automatically extended for an additional three-year period, unless the Company or the Executive provides the other party hereto 90 days prior written notice before the next Extension Date (the “Notice Period”) that the Employment Term shall not be so extended.

2.	POSITION.

2.1	During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company. In such position, the Executive shall report directly to the Board and shall have such duties and authority as shall be customary for persons occupying such position for companies of like size and type.

2.2	During the Employment Term, the Executive shall devote substantially all the business efforts and time to the Company and any other Subsidiary of the Company (the Company and such Subsidiaries, collectively, the “Group”). The Executive further agrees that, during the Employment Term, he will not actively engage in any other employment, occupation or consulting activity for compensation without the prior approval of the Board; provided, however, that the Executive may:

(a)	serve in any capacity with any professional, community, industry, civic, educational or charitable organization;

(b)	serve as a member of corporate boards of directors on which prior to the date hereof the Executive has served and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors; and

(c)	manage personal investments and legal affairs so long as such activities do not materially interfere with the discharge of the Executive’s duties to the Group.

3.	BASE SALARY.

During the Employment Term, the Group shall pay the Executive a base salary at the annual rate as decided by the Board, payable in regular installments in accordance with the Group’s usual payment practices for senior executives. The Executive shall be entitled to such increases (but no decreases) in the Executive’s base salary, if any, as may be determined annually by the Compensation Committee of the Board in its sole discretion. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”. For the avoidance of doubt, the “Base Salary” shall include the salary to be paid by other Employers to the Executive (including without limitation the salary paid by AsiaInfo Beijing under the New Onshore Employment Agreements).

4.	BONUS.

4.1	Bonus. With respect to each fiscal year during the Employment Term, the Executive shall be eligible to such annual bonus award (the “Annual Bonus”) as decided by the Board.

4.2

Bonus Payment. Each Annual Bonus shall be paid by April 6th of the following calendar year, unless otherwise agreed by the Company and the Executive. It is hereby agreed that the commencement date for the purpose of calculating the Annual Bonus for the fiscal year of 2010 shall be January 1, 2010.

5.	EQUITY ARRANGEMENTS.

5.1	Equity Arrangements.

Without prejudice to all the incentive equity that has been granted to the Executive prior to the date hereof, the Executive shall be eligible to participate or continue to participate in all Company long-term equity incentive plans and programs that cover senior executives of the Company.

5.2	Acceleration upon Change of Control.

In the event of a Change of Control and regardless of whether or not the employment of the Executive is terminated pursuant to the provisions hereunder, the Executive shall be entitled to immediate vesting of 100% of any outstanding unvested Stock Options, Restricted Stock Units and Performance Stock Units, as well as all other options, restricted stock and other long-term equity or other long-term incentive awards (collectively, the “Incentive Equity Interests”) then held by the Executive as of the date of such Change of Control. Such newly vested Incentive Equity Interests, if applicable, shall become exercisable on the date of such Change of Control and shall remain exercisable thereafter in accordance with their respective terms.

6.	EMPLOYEE BENEFITS, BUSINESS EXPENSES AND PERQUISITES.

6.1	Employee Benefits.

During the Employment Term, the Executive shall be entitled to participate in the Company’s pension and welfare benefit plans, programs and arrangements (other than severance plans) generally made available to other senior executives of the Company as in effect from time to time (collectively, the “Employee Benefits”), except to the extent otherwise provided herein. The Executive shall be entitled to twenty vacation days per year.

6.2	Business Expenses.

During the Employment Term, reasonable business expenses incurred by the Executive in the performance of the Executive’s duties hereunder shall be promptly reimbursed by the Company in accordance with Company policies.

6.3	Perquisites.

During the Employment Term, the Executive shall be entitled to the following perquisites made available by the Company:

(a)	participation in the Company’s perquisite plans, programs and arrangements generally in effect from time to time for senior executives of the Company, except to the extent otherwise provided herein;

(b)	a US$24,000 annual allowance for all costs associated with the Executive’s ownership (or lease) and maintenance of a house (the “Housing Entitlement”);

(c)	a US$10,000 annual allowance for the costs associated with the Executive and his family’s home leave;

(d)	reimbursement for all costs and expenses in connection with the education of the Executive’s children up till the completion of secondary school (the “Education Reimbursement”);

(e)	the global medical insurance at the same level with those made available to other senior executives of the Company; and

(f)	Director’s and Officer’s liability insurance on behalf of the Executive at all times for acts and omissions during the Employment Term to the same extent such coverage is maintained for directors and other senior executives of the Company.

7.	TERMINATION.

The Employment Term and the Executive’s employment hereunder may be terminated by the Company or the Executive at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern the Executive’s rights upon termination of employment with the Company.

7.1	Termination Due to Disability or Death.

(a)	The Employment Term and the Executive’s employment hereunder shall terminate upon a termination of the Executive’s employment due to the Executive’s death or the Executive’s Disability. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement.

(b)	Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to the following:

(i)	the Base Salary through the Date of Termination;

(ii)	any Annual Bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year;

(iii)	payment of and reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy, or unpaid benefits or unreimbursed expenses under Section 6.3(b), 6.3(c) or 6.3(d) incurred, in either case, prior to the Date of Termination;

(iv)	payment for accrued vacation unused as of the Date of Termination;

(v)	such Employee Benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (v) hereof being referred to as the “Accrued Rights”);

(vi)	the product of (A) the Executive’s Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%), and (B) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(vii)	an amount equal to the sum of the Executive’s (A) Base Salary for the year in which the Date of Termination occurs and (B) Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%);

(viii)	for a period of one year after the Date of Termination, continuation of medical benefits for the Executive and/or the Executive’s eligible dependants that are at least at a level (and cost to the Company) that is substantially similar in the aggregate to the level of such benefits that was available to the Executive immediately prior to the Date of Termination (as the case may be); provided that no benefit otherwise to be made available to the Executive pursuant to this Section 7.1(b)(viii) shall be required to be made available to the extent that substantially equivalent benefits are made available to the Executive by any subsequent employer of the Executive; the medical benefits as described in this Section 7.1(b)(viii), the “Medical Benefits”;

(ix)	for a period of one year after the Date of Termination, continuation of Education Reimbursement and Housing Entitlement; and

(x)	immediate vesting of 100% of any outstanding unvested Incentive Equity Interests held by the Executive as of the Date of Termination, which, if applicable, shall remain exercisable in accordance with their respective terms.

Following the Executive’s termination of employment due to death or Disability, except as set forth in this Section 7.1(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7.2	Termination by the Company.

(a)	The Employment Term and the Executive’s employment hereunder may be terminated by the Company for any reason.

(b)	If the Executive’s employment is terminated by the Company for any reason (other than the circumstances provided under Sections 7.1 and 7.4), the Executive shall be entitled to receive:

(i)	the Accrued Rights and the Medical Benefits;

(ii)	the product of (A) the Executive’s Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%) and (B) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(iii)	an amount equal to 18 months of the Executive’s (A) Base Salary for the year in which the Date of Termination occurs and (B) Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%);

(iv)	for a period of one year after the Date of Termination, continuation of Education Reimbursement and Housing Entitlement; and

(v)	immediate vesting of 100% of any outstanding unvested Incentive Equity Interests held by the Executive as of the Date of Termination, which, if applicable, shall remain exercisable in accordance with their respective terms.

Following the Executive’s termination of employment by the Company for any reason (other than the circumstances provided under Sections 7.1 and 7.4), except as set forth in this Section 7.2(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7.3	Termination upon the Executive’s Resignation for Good Reason.

(a)	The Employment Term and the Executive’s employment hereunder shall terminate automatically upon the Executive’s resignation for Good Reason.

(b)	If the Executive resigns for Good Reason (other than the circumstance provided under Section 7.4), the Executive shall be entitled to the following:

(i)	the Accrued Rights and the Medical Benefits;

(ii)	the product of (A) the Executive’s Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%) and (B) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(iii)	an amount equal to six months of the Executive’s Base Salary for the year in which the Date of Termination occurs;

(iv)	for a period of one year after the Date of Termination, continuation of Education Reimbursement and Housing Entitlement; and

(v)	immediate vesting of 50% of any outstanding unvested Incentive Equity Interests held by the Executive as of the Date of Termination, which, if applicable, shall remain exercisable in accordance with their respective terms.

Following such termination of the Executive’s employment upon the resignation by the Executive for Good Reason (other than the circumstance provided under Section 7.4), except as set forth in this Section 7.3(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7.4	Termination by the Company or Resignation by the Executive, upon or within one year after a Change of Control.

(a)	The Employment Term and the Executive’s employment hereunder may be terminated by the Company or by the Executive’s resignation, in each case, upon or within one year after a Change of Control.

(b)	If the Executive’s employment is terminated by the Company (other than by reason of death or Disability) or if the Executive resigns, in each case, upon or within one year after a Change of Control, the Executive shall be entitled to receive:

(i)	the Accrued Rights and the Medical Benefits;

(ii)	the product of (A) the Executive’s Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%) and (B) a fraction, the numerator of which is the number of days that have elapsed in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(iii)	an amount equal to the sum of 2.99 times of the sum of the Executive’s (A) Base Salary for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control under the circumstance that the termination occurs within one year after a Change of Control) and (B) Annual Bonus for the previously completed fiscal year (or, if higher, for the year in which the Date of Termination occurs assuming that the Performance Targets have been achieved at 100%);

(iv)	for a period of one year after the Date of Termination, continuation of Education Reimbursement and Housing Entitlement; and

(v)	immediate vesting of 100% of any outstanding unvested Incentive Equity Interests held by the Executive as of the Date of Termination, which, if applicable, shall remain exercisable in accordance with their respective terms.

Following the Executive’s termination of employment by the Company (other than by reason of the Executive’s death or Disability) or by the Executive’s resignation, in each case, upon or within one year after a Change of Control, except as set forth in this Section 7.4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7.5	Payment Schedule.

(a)	The cash payments provided for in Section 7.1(b), 7.2(b), 7.3(b) or 7.4(b) (except as otherwise expressly provided therein) shall be made as soon as practicable, but in no event later than 30 days following the Date of Termination in the form of either (i) a lump sum cash payment or (ii) at the Executive’s request, monthly payments over no more than a 12 month period, by check or wire transfer of immediately available funds.

(b)	The Education Reimbursement shall be paid as soon as practicable, but in no event later than 30 days following the Executive’s delivery of relevant invoices to the Company in the form of a lump sum cash payment.

8.	CONFIDENTIALITY, INVENTIONS.

8.1	Confidential Information.

(a)	Company Information. The Executive agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and except for the benefit of the Company or the benefit of the Group, not to use or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as hereafter defined). “Confidential Information” shall mean any confidential and proprietary information, including, among others, technical data, trade secrets or know-how, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company and/or any other member of the Group on whom the Executive called or with whom the Executive became acquainted during the Employment Term), partners, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, yield data, equipment modifications, pricing, marketing, finances or other business information of the Group disclosed to the Executive by or obtained by the Executive from the Company and/or any other member of the Group either directly or indirectly in writing, orally or by drawings or observation of parts or equipment; provided however, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved.

(b)	Third Party Information. The Executive recognizes that the Company and other members of the Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part or the part of other members of the Group to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive’s work for the Company or other member of the Group and consistent with the Company’s or other Group member’s agreement with such third party.

(c)	Former Employer Information. The Executive agrees that he will not, during the Employment Term, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity (except for any Group member) and that he will not bring onto the premises of the Company and/or any other member of the Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. The Executive agrees to indemnify the Company and/or any other member of the Group and hold it or them harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of litigation, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use by the Company and/or any other member of the Group of such proprietary information or trade secrets improperly used or disclosed by the Executive.

8.2	Inventions.

(a)	Assignment of Inventions. The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all rights, title, and interests in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which relate to the actual or anticipated business of the Company or any other member of the Group and which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Employment Term (collectively referred to as “Inventions”). The Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by him solely or jointly with others is within the Company’ sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to the Executive as a result of the Company’s efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(b)	Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Employment Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(c)	Patent and Copyright Registrations.

The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper and reasonable way to secure the Company’s (or its designee’s) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of the employment with the Group for any reason.

8.3	Returning Company Documents.

The Executive agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by him pursuant to the employment with the Company or otherwise belonging to the Company and/or any other member of the Group.

9.	NON-COMPETITION.

9.1	During the Employment Term and for a period of six (6) months after the Date of Termination (the “Covenant Period”), except as provided below, against the payment by the Company of six months of the Executive’s Base Salary for the year in which the Date of Termination occurs (or, if higher, as in effect at the time of the Change of Control under the circumstance that the termination occurs within one year after a Change of Control) (“Non-compete Compensation”) to the Executive in the form of a lump sum cash payment or six monthly payments at the election of the Executive (for the avoidance of doubt, such Non-compete Compensation is the compensation to the Executive for his compliance with the non-compete obligation during the Covenant Period and shall be in addition and without prejudice to the severance package the Executive is entitled to as provided under Section 7), the Executive will not:

(a)	accept employment with or render services or advice to any organization, or engage, directly or indirectly in any business that competes with the business of the Group in any province in the People’s Republic of China (the “PRC”), Hong Kong, Macau or Taiwan where the Group is physically located or in which the Group generates more than 5% of its total revenues;

(b)	become an owner of any company which provides products or services that are competitive with those offered or planned by the Group, including, but not limited to, companies offering system integration services or telecommunications infrastructure software products in the PRC, Hong Kong, Macau or Taiwan (the business activities referred to in this paragraph will hereinafter be referred to as the “Business”); or

(c)	directly or indirectly disrupt, damage or interfere with the operation or business of the Group by soliciting, recruiting, diverting, taking away or otherwise interfering with any customers or clients of the Group; or

(d)	directly or indirectly solicit or encourage any employee or consultant of the Group to terminate his or her employment or engagement, or to accept employment or an engagement with any other company.

9.2	Notwithstanding the foregoing, the Executive may own, directly or indirectly, solely as an investment, up to, but not more than, one percent (1%) of any class of “publicly traded securities” of any company engaged in the Business. The term “publicly traded securities” shall mean securities that are traded on an internationally-recognized securities exchange.

9.3	If any restriction set forth in this Section 9 is found by a court or arbitrator to be unenforceable by reason of its extent, duration, geographical scope or for any other reason, then the parties agree, and hereby submit, to the reduction and limitation of such prohibition to such extent, duration, geographical scope or other provision as shall be deemed enforceable.

9.4	The Executive acknowledges that:

(a)	he possess skills that are special, unique or extraordinary;

(b)	the level of compensation and the provisions in the New Onshore Employment Agreements for compensation are partly in consideration of and conditioned upon the Executive’s not competing with the Group;

(c)	the provisions of this Section 9 are essential to protect the business and goodwill of the Group.

10.	MISCELLANEOUS.

10.1	Injunctive Relief. The Executive acknowledges that irreparable harm will be suffered by the Company in the event of the breach by the Executive of the obligations provided under Sections 8 and 9 under this Agreement, and that the Company will be entitled, by reason of such breach or any threatened breach, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement, in addition to the Company’s other rights. Any claims asserted by the Executive against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement.

10.2	Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

10.3	Dispute Resolution. If any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Delaware in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.

10.4	Resolution of Dispute in connection with the Severance Package.

(a)	After the termination of the employment in case that the Company fails to timely deliver to the Executive his entitlements as provided under Section 7, the Executive may file a claim for termination entitlements under this Agreement by written communication to the Board. Within 90 days after the filing of the claim, the Board shall:

(i)	approve the claim and take appropriate steps for satisfaction of the claim; or

(ii)	if the claim is wholly or partially denied, advise the Executive of such denial by furnishing to him or his a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of this Agreement on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Board, a reference to such rule, a copy of which shall be provided to the Executive; (C) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 10.4.

(b)	The dispute resolution process in connection with the severance package as provided hereunder shall be without prejudice to other rights of the Executive provided hereunder, and for the avoidance of doubt, the Executive may directly refer to arbitration pursuant to the provisions hereunder for any disputes arising out of this Agreement.

10.5	Severance Package not Constituting Salary. Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder upon the termination of employment shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise.

10.6	Entire Agreement. This Agreement, together with the New Onshore Employment Agreements, constitute the entire arrangement between the Group and the Executive applicable to the subject matter hereunder, and supersedes any prior arrangements in this regard, including without limitation the Existing Offshore Employment Agreements and the Existing Onshore Employment Agreements. This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or executive compensation plan of the Company.

10.7	Expenses. The Company shall reimburse all legal fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. The Company shall make advances to the Executive with respect to such fees and expenses at the request of the Executive. Such payments are to be made within five days after the Executive’s request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the Executive shall pay his own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive’s behalf under this Section 10.7).

10.8	Tax Gross-Up.

(a)	In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or any member of the Group for the benefit of its employees, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)	All determinations required to be made under this Section 10.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an internationally recognized certified public accounting firm as may be jointly designated by the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within ten business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to paragraph (c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 10.8, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Company’s complying with the requirements of paragraph (c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

10.9	Tax Equalization.

(a)	The Company agrees that, in connection with the Executive’s employment by the Company and any other member of the Group pursuant to the terms hereof and other applicable employment contract(s), the Executive pays, in the aggregate, an amount of income and other employment taxes with respect to the amounts and benefits due and payable to the Executive under this agreement and other applicable employment contract(s) (and any other cash or property (including any equity participation rights) provided to the Executive by the Group (collectively, the “Remunerations”)) that is no greater than the amount of such taxes that the Executive would pay if such Remunerations were subject solely to income and other employment taxes of the United States and State of Delaware.

(b)	The Company and the relevant Employer, jointly and severally, shall provide the Executive with such remunerations (the “Gross-Up Remunerations”), or shall take any other reasonable and desirable actions, to provide that, after payment by the Executive of all income and employment taxes that may be imposed by the federal and state laws of the United States and the laws of the PRC on the Remunerations and Gross-Up Remunerations or any interest or penalties incurred by the Executive with respect to such income or other employment taxes, the Executive shall retain an amount that is no less than the amount of income that the Executive would have retained had the Remunerations in their entirety only been subject to income and other employment taxes of the United States and State of Delaware.

10.10	Undertaking of this Agreement. The Company shall require any successor entity expressly to assume and agree to perform the Company’s obligations under the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform it (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a material breach of the material terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Company pursuant to Section 7.4(b) hereunder.

10.11	Assignment. This Agreement, and the Executive’s and Company’s rights and obligations hereunder may not be assigned by the Executive or, except as provided in Section 10.10, the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void; provided however, the Executive may, at his sole discretion and with a written notice (with immediate effect) to the Company, require the Company to, and the Company shall agree to, assign and transfer all or part of its payment obligations hereunder to one or more of the Subsidiaries.

10.12	Inure to the Executive’s Benefit. The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, the Executive’s estate.

10.13	Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.14	No Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

10.15	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

10.16	Mitigation. Except for the Medical Benefits, the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company or any Group member (or any other person or entity) may have against the Executive.

10.17	Notice. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his respective address on file with the Secretary of the Company; if to the Company, addressed to AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People’s Republic of China, and directed to the attention of its Legal Department; if to the Board, addressed to the Board of Directors, c/o AsiaInfo Holdings, Inc., Zhongdian Information Tower, No.6 Zhongguancun South Street, Beijing, People’s Republic of China, and directed to the Company’s Legal Department; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.18	Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

10.19	Survival. Any provision of this Agreement that, by its terms, including but not limited to Sections 7, 8, 9, 10.1, 10.2, 10.3, 10.4, 10.7, 10.8, 10.12 and 10.16, survives the termination of the Executive’s employment or the Employment Term hereunder shall remain in full force and effect pursuant to such terms following any such termination.

11.	DEFINITIONS.

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

(a)	“ADS” shall mean an American depositary share which represents a common share in the Company and evidenced by an American depositary receipt.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Change of Control” shall mean the first to occur, after the date hereof, of any of the following:

(i)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than 45% of either the then outstanding shares of equity interests of the Employer or the combined voting power of the Employer’s then outstanding securities;

(ii)	during any period of 12 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board or the board of directors of the Employer (the “Incumbent Directors”) cease to constitute at least a majority thereof because of a vote of the Employer’s equityholders, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

(iii)	the consummation of a merger or consolidation of the Employer with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Employer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Employer (representing 45% or more of either the then outstanding shares of equity interests of the Employer or the combined voting power of the Employer’s then outstanding securities;

(iv)	the equityholders of the Employer or the board of directors of the Employer approve a plan of complete liquidation or dissolution of the Employer; or

(v)	there is consummated an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets, other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Employer immediately prior to such sale.

Upon the occurrence of a Change of Control as provided above, no subsequent event or condition shall constitute a Change of Control for purposes of this Agreement, with the result that there can be no more than one Change of Control hereunder.

(d)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(e)	“Date of Termination” shall mean the date on which the employment with the Employer is terminated pursuant to the provisions hereunder or under the applicable employment agreement.

(f)	“Disability” shall mean the occurrence of the incapacity of the Executive due to physical or mental illness, whereby the Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months.

(g)	“Employer” shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive, including AsiaInfo Beijing, or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change of Control (other than in connection with and as an integral part of a series of transactions resulting in a Change of Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

(h)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(i)	“Good Reason” shall mean, without the express written consent of the Executive unless such circumstance are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)	assignment to the Executive of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities;

(B)	a reduction in the Executive’s Base Salary, except for a reduction that applies in equal proportion to all employees of the Employer;

(C)	a material reduction in the Executive’s aggregate compensation opportunity, including (x) the Executive’s Base Salary, (y) bonus opportunity, if any, and (z) long-term or other incentive compensation opportunity, if any (taking into account, in the case of such bonus and incentive opportunities, without limitation, any target, minimum and maximum amounts payable and the attainability and reasonability of any performance hurdles, goals and other measures);

(D)	failure to maintain the Executive in the positions set forth in Section 2 hereof or the applicable employment agreement;

(E)	a material breach by the Employer of a material provision of this Agreement or the applicable employment agreement, in any case which has not been cured by the Employer within thirty (30) days after written notice of such action, breach or noncompliance has been given by the Executive to the Employer; or

(F)	expiration of the employment term under any applicable employment agreement due to the Employer’s provision of notice to the Executive that the employment term shall not be extended pursuant to Section 1 of this Agreement or the relevant employment agreement.

(j)	“Notice of Termination” shall mean a notice given by the Employer or the Executive, as applicable, which shall indicate the specific termination provision in this Agreement or the applicable employment agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

(k)	“Performance Stock Units” shall mean the “performance-based” restricted common stocks or ADSs of the Company.

(l)	“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such the Executive or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Executive.

(m)	“Restricted Stock Units”, shall mean the “time-based” restricted common stocks or ADSs of the Company.

(n)	“Stock” shall mean the common stock, $.01 par value share, of the Company.

(o)	“Stock Options” shall mean options issued by the Company to purchase Stock or ADSs.

(p)	“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have signed their names, effective as of the date first above written.

ASIAINFO HOLDINGS, INC.

By:	/s/ JAMES DING
Name:	JAMES DING
Title:	Chairman of the Board

STEVE ZHANG

/s/ STEVE ZHANG